Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is entered into as of the date last signed below (the "Signing Date"), and shall become effective as of the Effective Date (as defined in Section 1 below), by and between:

ClearOne, Inc., a Nevada corporation ("ClearOne"), which, upon the Effective Date, will be renamed Cortigent, Inc. (as so renamed, and together with any successor entity, the "Company"); and

Simon Brewer, an individual ("Executive").

ClearOne and Executive are each referred to herein individually as a "Party" and collectively as the "Parties." For the avoidance of doubt, all references to the "Company" herein shall refer to ClearOne prior to the Effective Date and to Cortigent, Inc. (as renamed) from and after the Effective Date.

RECITALS

WHEREAS, ClearOne, Inc., a Nevada corporation, has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Vivani Medical, Inc. and its wholly-owned subsidiary, Cortigent, Inc. ("Pre-Merger Cortigent"), pursuant to which Pre-Merger Cortigent will merge with a wholly-owned subsidiary of ClearOne (the "Merger"), upon the closing of which ClearOne will be renamed "Cortigent, Inc." and will continue the business of Pre-Merger Cortigent;

WHEREAS, prior to the Effective Date, Executive serves as the Chief Financial Officer of ClearOne;

WHEREAS, in connection with the Merger, the Board of Directors of the Company (the "Board") desires to employ Executive as the Chief Financial Officer of the Company commencing on the Effective Date, on the terms and conditions set forth herein; and

WHEREAS, Executive desires to accept such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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1.      DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

(a)        "Board" means the Board of Directors of the Company, as constituted from time to time.

(b)        "Cause" means the occurrence of any one or more of the following: (i) Executive's conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving fraud, dishonesty, moral turpitude, or theft; (ii) Executive's commission of an act of fraud, embezzlement, misappropriation, or willful misconduct against the Company or any of its affiliates; (iii) Executive's material breach of this Agreement, the Company's written policies, or any fiduciary duty owed to the Company, which breach, if capable of cure, is not cured within thirty (30) calendar days after written notice thereof from the Board; (iv) Executive's willful failure or refusal to perform, in any material respect, Executive's lawful duties or to follow the lawful directives of the Board (other than due to Disability), which failure or refusal is not cured within twenty (20) calendar days after written notice thereof from the Board; (v) Executive's use of illegal drugs or misuse of alcohol that materially interferes with Executive's performance of duties; or (vi) Executive's material violation of any applicable law, rule, or regulation relating to the Company's business, including any securities law or regulation.

(c)          "Disability" means Executive's inability, due to physical or mental incapacity, to substantially perform the essential functions of Executive's position, with or without reasonable accommodation, for a period of ninety (90) consecutive days or one hundred twenty (120) days in any twelve (12)-month period, as determined by a licensed physician selected by the Company.

(d)      "Effective Date" means the date on which the Merger is consummated pursuant to the Merger Agreement. For the avoidance of doubt, this Agreement is signed prior to the Effective Date and shall become operative only upon and from the Effective Date. If the Merger Agreement is terminated for any reason prior to the Effective Date, this Agreement shall automatically terminate and be of no force or effect, with no liability to either Party.

(e)      "Financing" has the meaning ascribed to it in the Merger Agreement and refers to the concurrent equity offering completed by ClearOne in connection with the closing of the Merger.

(f)      "Good Reason" means the occurrence, without Executive's prior written consent, of any of the following: (i) a material reduction in Executive's Base Salary other than a reduction applied uniformly to all senior executives; (ii) a material diminution in Executive's title, authority, duties, or responsibilities, including the removal of Executive from the position of Chief Financial Officer; (iii) the Company's material breach of this Agreement, which breach is not cured within thirty (30) calendar days after Executive provides written notice to the Board specifying the breach in reasonable detail; or (iv) the Company requiring Executive to relocate Executive's principal place of work to a location more than fifty (50) miles from Executive’s current location, without Executive's consent. Executive must provide written notice of resignation for Good Reason within thirty (30) days of the initial occurrence of the event giving rise to Good Reason, and if the Company does not cure such condition within thirty (30) days following such notice, Executive must resign within sixty (60) days following the initial occurrence of such event.

(g)     "Merger Agreement" means the Agreement and Plan of Merger among ClearOne, Inc., Vivani Medical, Inc., and Cortigent, Inc. (as a subsidiary of Vivani), dated as of July 1, 2026, as may be amended from time to time.

(h)     "Option Plan" means the Company's equity incentive plan as approved by the Board and, if required by applicable law or stock exchange rules, the Company's stockholders, in effect from time to time.

(i)      "Term" has the meaning set forth in Section 3.

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2.      POSITION AND DUTIES

(a)      Title and Reporting. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as Chief Financial Officer, and Principal Financial Officer, of the Company commencing on the Effective Date. In this capacity, Executive shall report directly to the Board and shall have such duties, responsibilities, and authority as are customarily associated with the position of Chief Financial Officer of a publicly traded company, together with such other duties as the Board may reasonably assign from time to time that are consistent with Executive's position and qualifications.

(b)       Full-Time Commitment. During the Term, Executive shall devote Executive's full business time, attention, skill, and best efforts to the performance of Executive's duties for the Company and shall not engage in any other business activity that (i) conflicts with Executive's duties hereunder, (ii) requires a material amount of Executive's time, or (iii) is competitive with the business of the Company, in each case without the prior written approval of the Board. Notwithstanding the foregoing, Executive may (A) serve on the boards of directors or advisory boards of non-competing companies with the Board's prior written consent, (B) engage in charitable, civic, or philanthropic activities, and (C) manage personal and family investments, in each case so long as such activities do not materially interfere with the performance of Executive's duties hereunder.

(c)       Principal Place of Work. Executive's principal place of work shall be at the Executive’s current office in Davis County, Utah, subject to reasonable travel requirements of the position.

3.      TERM

This Agreement shall become operative on the Effective Date and shall continue for an indefinite period unless earlier terminated in accordance with Section 8 (the "Term"). Either Party may terminate this Agreement and Executive's employment hereunder at any time, for any reason or no reason, upon not less than thirty (30) calendar days' prior written notice to the other Party; provided, however, that the Company may, at its sole election, terminate Executive's employment immediately upon written notice and pay Executive thirty (30) days' Base Salary in lieu of notice. The at-will nature of Executive's employment shall not be altered by any performance review, verbal or written assurances, or course of dealing between the Parties. This Agreement shall have no force or effect prior to the Effective Date.

4.      COMPENSATION

(a)   Base Salary. During the Term, the Company shall pay Executive a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000) ("Base Salary"), payable in accordance with the Company's regular payroll practices and subject to applicable withholding taxes and deductions. The Board (or the Compensation Committee thereof, if any) shall review Executive's Base Salary at least annually and may, in its sole discretion, increase (but not decrease, except as provided in the definition of "Good Reason") the Base Salary based on Executive's performance and other relevant factors.

(b)   Annual Bonus. Executive shall be eligible to receive any annual discretionary performance bonus ("Annual Bonus") that the Board (or the Compensation Committee thereof) may put in place. The target amount, performance criteria, and payment terms of any such plan may be established by the Board (or the Compensation Committee thereof) in good faith for each fiscal year. The Annual Bonus for any fiscal year, if any, shall be paid according to the bonus program that the Board (or the Compensation Committee thereof) may put in place.

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(c)    Stock Options.

(i)     Grant. Subject to approval by the Board and the terms and conditions of the Option Plan and an award agreement to be entered into between the Company and Executive (the "Option Agreement"), promptly following the Effective Date the Company shall grant Executive a stock option to purchase Two Hundred Thousand (200,000) shares of the Company's common stock (the "Option Grant").

(ii)      Exercise Price. The per-share exercise price of the Option Grant shall be equal to the fair market value of one share of the Company's common stock on the date of grant, as determined by the Board in good faith in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. The Parties acknowledge the intent that the exercise price be approximately equal to the per-share price paid by investors in the Financing, to the extent the market price of the Company's common stock on the grant date reflects such price.

(iii)       Vesting. The Option Grant shall vest and become exercisable in the amount of 25% after one year and the remainder in monthly installments over the subsequent thirty six (36) months such that all options will have vested after four (4) years.

(iv)      Additional Terms. The Option Grant shall be subject in all respects to the terms and conditions of the Option Plan and the Option Agreement, which shall control in the event of any conflict with this Agreement.

5.      EMPLOYEE BENEFITS AND EXPENSES

(a)       Benefit Plans. During the Term, Executive shall be entitled to participate in all employee benefit plans, programs, cash bonus programs, and arrangements that the Company makes available to its senior executives generally, including group health insurance (medical, dental, and vision), life insurance, disability insurance, and any 401(k) or other retirement savings plan, in each case subject to the terms and eligibility requirements of such plans. The Company reserves the right to amend, modify, or discontinue any such benefit plan at any time in its sole discretion.

(b)       Vacation. Executive shall be entitled to paid vacation in accordance with the Company's vacation policy as in effect from time to time.

(c)     Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with the performance of Executive's duties hereunder, provided that Executive submits appropriate documentation in accordance with the Company's expense reimbursement policies. Reimbursements shall be made within thirty (30) days of submission of a properly documented expense report.

(d)     D&O Insurance. During the Term, the Company shall maintain directors' and officers' liability insurance in commercially reasonable amounts and shall include Executive as a covered party thereunder. The Company shall also enter into an indemnification agreement with Executive on terms no less favorable than those provided to other executive officers of the Company.

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6.      CONFIDENTIALITY

(a)        Definition. "Confidential Information" means all non-public information relating to the Company or any of its affiliates, subsidiaries, customers, suppliers, or business partners, including without limitation: trade secrets; technical data; research and development; product plans and specifications; financial information; pricing; business strategies; marketing plans; customer lists and information; supplier information; personnel data; and any other information that is designated as confidential by the Company or that Executive knows or reasonably should know to be confidential, regardless of the form in which it is disclosed or maintained.

(b)      Non-Disclosure. During the Term and at all times thereafter, Executive shall hold all Confidential Information in strict confidence and shall not, directly or indirectly, use, disclose, disseminate, or otherwise make available any Confidential Information to any person or entity other than the Company and its authorized representatives, except: (i) as required for the proper performance of Executive's duties; (ii) as required by applicable law, regulation, or legal process, provided that Executive gives the Company prompt written notice and cooperates with the Company to seek appropriate protective relief; or

(iii) as otherwise authorized in writing by the Board.

(c)     Prior Employer Information. Executive represents and warrants that Executive has not brought and shall not bring to the Company, or use in the performance of Executive's duties, any materials or documents of a prior employer that are not generally available to the public, unless Executive has obtained express written authorization from such employer. Executive further represents and warrants that Executive's execution of this Agreement and performance of Executive's duties will not violate any agreement or obligation Executive has with any prior employer or third party.

(d)      Defend Trade Secrets Act Notice. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.      ASSIGNMENT OF INVENTIONS AND WORK PRODUCT

(a)      Assignment. Executive agrees that any and all inventions, discoveries, developments, improvements, innovations, ideas, designs, processes, formulas, works of authorship, know-how, data, software, and other intellectual property or proprietary rights (collectively, "Work Product") that Executive creates, conceives, develops, or reduces to practice, alone or jointly with others, during the Term and that (i) relate to the Company's current or reasonably anticipated business, products, services, or research; (ii) result from or are suggested by any work Executive performs for the Company; or (iii) are developed using the Company's equipment, supplies, facilities, or Confidential Information, shall be the sole and exclusive property of the Company. Executive hereby irrevocably assigns to the Company, without additional consideration, all right, title, and interest in and to all such Work Product, including all intellectual property rights therein.

(b)      Works Made for Hire. To the maximum extent permitted by applicable law, all Work Product shall be deemed "works made for hire" within the meaning of the U.S. Copyright Act. To the extent any Work Product does not qualify as a work made for hire, the assignment in Section 7(a) shall apply.

(c)      Moral Rights Waiver. Executive hereby irrevocably waives and agrees never to assert any moral rights or similar rights with respect to the Work Product against the Company or its successors, licensees, or assigns.

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(d)        Assistance. Executive agrees to execute any additional documents, instruments, or assignments, and to take all other steps, as may be reasonably requested by the Company to perfect, record, or enforce the Company's ownership of Work Product. If the Company is unable, after reasonable effort, to obtain Executive's signature for any such purpose, Executive hereby appoints the Company (or its designee) as Executive's attorney-in-fact for such limited purpose, which appointment is irrevocable and coupled with an interest.

(e)         Prior Inventions. Executive has listed on Exhibit A attached hereto all inventions, original works of authorship, developments, improvements, and trade secrets that Executive has made prior to the commencement of Executive's employment with the Company, which are owned by Executive and which are not to be assigned to the Company ("Prior Inventions"). If no such list is attached, Executive represents that there are no Prior Inventions. Executive agrees not to incorporate any Prior Inventions into any Company product, service, or internal system without the Company's prior written consent.

(f)      California Labor Code. Notwithstanding the foregoing, the provisions of Section 7(a) shall not apply to any Work Product for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive's own time, and which does not relate to the Company's business or to the Company's actual or demonstrably anticipated research or development, and which does not result from any work performed by Executive for the Company, as provided under Section 2870 of the California Labor Code.

8.      TERMINATION OF EMPLOYMENT

(a)        Termination by the Company for Cause. The Company may terminate Executive's employment for Cause at any time upon written notice to Executive specifying in reasonable detail the basis for such termination. In the event of termination for Cause, Executive shall receive only: (i) any earned but unpaid Base Salary through the date of termination; (ii) any unreimbursed business expenses properly incurred through the date of termination; and (iii) any vested benefits required to be paid under applicable law or the terms of any applicable benefit plan (collectively, the "Accrued Obligations"). Executive shall not be entitled to any severance or other compensation beyond the Accrued Obligations upon termination for Cause.

(b)            Termination Without Cause or Resignation for Good Reason. If the Company terminates Executive's employment without Cause (other than due to Disability or death), or if Executive resigns for Good Reason, in each case upon not less than thirty (30) calendar days' prior written notice (which notice requirement may be waived by the Company with payment of thirty (30) days' Base Salary in lieu of notice), then, subject to Executive's execution and non-revocation of a general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company within forty-five (45) days following the date of termination, Executive shall be entitled to receive, in addition to the Accrued Obligations:

(i)      Severance Pay. Continuation of Executive's Base Salary at the rate in effect as of the date of termination for a period of six (6) months following the date of termination (the "Severance Period"), payable in accordance with the Company's regular payroll schedule; and

(ii)            Benefits Continuation. To the extent Executive timely elects continuation coverage under COBRA, the Company shall pay or reimburse Executive for the monthly COBRA premium for Executive and Executive's eligible dependents for the Severance Period (or until Executive becomes eligible for group health coverage through a subsequent employer, whichever occurs first).

(c)        Termination Due to Disability. If the Company terminates Executive's employment due to Disability upon not less than thirty (30) calendar days' prior written notice, Executive shall receive the Accrued Obligations and any short-term or long-term disability benefits for which Executive is eligible under the Company's applicable plans. For the avoidance of doubt, termination due to Disability shall not constitute a termination without Cause and shall not entitle Executive to the severance benefits described in Section 8(b).

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(d)      Death. Executive's employment shall terminate automatically upon Executive's death. In such event, the Company shall pay the Accrued Obligations to Executive's estate or designated beneficiary within thirty (30) days following the date of death.

(e)       Resignation Without Good Reason. If Executive resigns without Good Reason upon not less than thirty (30) calendar days' prior written notice, Executive shall receive only the Accrued Obligations and shall not be entitled to any severance benefits.

(f)        Return of Company Property. Upon any termination of Executive's employment for any reason, Executive shall promptly return to the Company all Company property in Executive's possession or control, including all equipment, devices, records, documents, data, and other materials (and all copies thereof) relating to the Company or its business, and shall promptly delete any Confidential Information from Executive's personal devices.

(g)         Offset. Any severance payments required under this Agreement shall be reduced, dollar for dollar, by any amounts Executive is required to repay to the Company pursuant to any clawback or recoupment policy maintained by the Company in accordance with applicable law or Nasdaq listing rules.

9.      NON-SOLICITATION

(a)         Non-Solicitation of Employees. During the Term and for a period of twelve (12) months following the termination of Executive's employment for any reason (the "Restricted Period"), Executive shall not, directly or indirectly, solicit, recruit, hire, or attempt to solicit, recruit, or hire any person who is then employed by the Company or any of its affiliates, or who was employed by the Company or any of its affiliates within the preceding six (6) months, to leave such employment for any reason.

(b)      Non-Solicitation of Customers and Partners. During the Restricted Period, Executive shall not, directly or indirectly, solicit or attempt to solicit any customer, client, partner, vendor, or supplier of the Company with whom Executive had material contact during the twelve (12) months preceding Executive's termination, for the purpose of providing goods or services that compete with those of the Company, or in a manner that would reasonably be expected to cause such party to reduce or cease its business relationship with the Company.

(c)         Reasonableness. Executive acknowledges that the restrictions in this Section 9 are reasonable in scope and duration in light of the nature of the Company's business and Executive's position, and that violation of these restrictions would cause irreparable harm to the Company.

10.      NON-DISPARAGEMENT

During the Term and at all times following the termination of Executive's employment for any reason, (a) Executive shall not make, or cause or encourage any other person to make, any oral or written statement or take any action that disparages or reflects negatively upon the Company, its affiliates, or their respective past or present officers, directors, managers, employees, products, services, or business; and (b) the Company shall instruct its officers and directors not to make any oral or written statement that disparages or reflects negatively upon Executive. Nothing in this Section 10 shall prevent either Party from (i) making truthful statements required by applicable law, regulation, or legal process; (ii) filing or assisting with any charge or complaint with a governmental agency or regulatory body; or (iii) engaging in communications protected by applicable whistleblower laws.

11.      ARBITRATION OF DISPUTES

(a)        Agreement to Arbitrate. Except as provided in Section 11(c), any and all disputes, claims, or controversies arising out of or relating to this Agreement, Executive's employment with the Company, or the termination thereof (including any claim of discrimination, harassment, or retaliation under any federal, state, or local law) shall be resolved exclusively by final and binding arbitration administered by JAMS (or its successor) pursuant to the JAMS Employment Arbitration Rules and Procedures then in effect (available at www.jamsadr.com), which rules are incorporated herein by reference. The arbitration shall be conducted by a single neutral arbitrator mutually agreed upon by the Parties, or, if the Parties cannot agree, selected pursuant to the applicable JAMS rules.

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(b)         Location and Procedure. The arbitration shall be conducted in Los Angeles County, California (or such other location as the Parties may mutually agree). The arbitrator shall apply California substantive law and the Federal Rules of Evidence. The arbitrator shall have authority to award any remedy available at law or in equity, including injunctive relief and attorneys' fees where otherwise authorized. The arbitrator's decision shall be in writing, shall set forth the findings of fact and conclusions of law upon which the decision is based, and shall be final and binding upon the Parties. Judgment on the arbitration award may be entered in any court of competent jurisdiction.

(c)        Exceptions. Notwithstanding Section 11(a): (i) either Party may seek emergency or provisional injunctive or equitable relief from a court of competent jurisdiction to prevent irreparable harm pending the outcome of arbitration, including with respect to Executive's obligations under Sections 6, 7, 9, and 10; and (ii) any claim that may not lawfully be subject to pre-dispute arbitration agreements under applicable law shall be resolved in a court of competent jurisdiction in accordance with Section 12.

(d)      Costs. The Company shall pay all JAMS filing fees and arbitrator fees and expenses, except that Executive shall pay that portion of the filing fee, if any, that Executive would be required to pay if the matter were brought in a court of law. Each Party shall bear its own attorneys' fees and costs in connection with any arbitration, except as provided in Section 13.

(e)          Class Action Waiver. To the fullest extent permitted by law, all claims shall be arbitrated on an individual basis. Executive and the Company each waive any right to bring any dispute as a class action, collective action, or representative action. The arbitrator shall have no authority to consolidate claims or proceed on a class or collective basis.

(f)           Confidentiality. The Parties agree that the arbitration proceeding and all related submissions, evidence, testimony, and awards shall be kept confidential, except as necessary to enforce an award or as required by law.

12.      GOVERNING LAW AND VENUE

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any principles of conflicts of laws. To the extent any dispute is not required to be submitted to arbitration pursuant to Section 11, each Party hereby irrevocably (a) consents to the exclusive personal jurisdiction and venue of the state and federal courts located in Los Angeles County, California; (b) waives any objection to the laying of venue of any such proceeding in such courts; and (c) waives any claim that any such proceeding brought in such courts has been brought in an inconvenient forum.

13.      ATTORNEYS' FEES

In any legal proceeding (including arbitration) arising out of or relating to this Agreement or Executive's employment, the prevailing Party shall be entitled to recover from the non-prevailing Party its reasonable and documented attorneys' fees, costs, and expenses incurred in connection with such proceeding, in addition to any other relief to which the prevailing Party may be entitled. For purposes of this Section 13, the "prevailing Party" shall be determined by the arbitrator or court, taking into account the relative success of each Party's claims and defenses.

14.      SECTION 409A COMPLIANCE

The Parties intend that all payments and benefits provided under this Agreement either comply with or are exempt from the requirements of Section 409A of the Internal Revenue Code ("Section 409A"), and this Agreement shall be interpreted accordingly. Each payment or installment of payments under this Agreement is intended to constitute a separate payment for purposes of Section 409A. Notwithstanding the foregoing, to the extent Executive is a "specified employee" within the meaning of Section 409A at the time of termination, any payments that would otherwise be paid within six (6) months following the termination date and that constitute nonqualified deferred compensation subject to Section 409A shall instead be accumulated and paid in a lump sum on the first business day after the six-month anniversary of the termination date (with interest at the applicable federal rate). The Company makes no representation that any compensation or benefit provided herein complies with Section 409A and shall have no liability to Executive or any other person in the event any such compensation or benefit is found to be subject to excise taxes under Section 409A.

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15.      MISCELLANEOUS

(a)      Entire Agreement. This Agreement, together with the Option Agreement and Exhibit A hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, representations, and warranties, whether written or oral, including any prior employment offer or arrangement between Executive and ClearOne. No prior drafts of this Agreement shall be used in the interpretation or construction hereof.

(b)     Amendment. This Agreement may not be amended, modified, or supplemented except by a written instrument duly executed by both Parties.

(c)     Waiver. No waiver by either Party of any breach or default of any provision of this Agreement shall be effective unless in writing and signed by the waiving Party. No waiver shall constitute a waiver of any other breach or default, whether of the same or any other provision.

(d)      Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable by a court or arbitrator of competent jurisdiction, such provision shall be deemed amended to the minimum extent necessary to make it valid, legal, and enforceable, and the remaining provisions of this Agreement shall continue in full force and effect.

(e)      Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures (including signatures transmitted via PDF, DocuSign, or similar platform) shall be deemed original signatures and shall be fully binding.

(f)      Notices. All notices, demands, and other communications under this Agreement shall be in writing and shall be deemed duly delivered when: (i) delivered personally; (ii) sent by nationally recognized overnight courier; or (iii) sent by electronic mail with written confirmation of receipt (not auto-reply), in each case addressed as follows:

If to the Company:

ClearOne, Inc. (Cortigent, Inc. after the Effective Date)
27200 Tourney Road, Suite 315, Valencia, CA 91355
Attn: Chairman, Board of Directors

If to Executive:

Simon Brewer

At the address on file with the Company

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(g)        Assignment. This Agreement shall be binding upon and inure to the benefit of the Company's successors and assigns. ClearOne's obligations hereunder shall automatically transfer to and be binding upon Cortigent, Inc. upon the renaming of ClearOne at the Effective Date, and the Company may thereafter assign this Agreement to any successor-in-interest to the Company's business or assets without Executive's consent. This Agreement is personal to Executive and may not be assigned by Executive.

(h)      Headings. Section headings are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

(i)      No Third-Party Beneficiaries. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights.

(j)          Taxes and Withholding. The Company shall withhold from any compensation or benefits payable under this Agreement all federal, state, local, and other taxes and amounts as required by applicable law. Executive shall be solely responsible for all taxes imposed on Executive by reason of any compensation or benefits provided hereunder.

(k)      Clawback. All compensation and benefits payable to Executive under this Agreement shall be subject to recovery by the Company to the extent required by applicable law, regulation, or any compensation recovery policy adopted by the Company's Board in accordance with applicable Nasdaq listing rules (including any policy required by SEC Rule 10D-1).

(l)      Construction. This Agreement has been negotiated and reviewed by each Party and its counsel (or the Party has had a full and fair opportunity to obtain counsel), and any ambiguity in this Agreement shall not be resolved against either Party by virtue of that Party's role in drafting this Agreement.

(m)           Cooperation. Following any termination of Executive's employment, Executive agrees to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding, or any litigation relating to matters that arose during Executive's employment, including by providing testimony, information, and documentation as reasonably requested by the Company. The Company shall reimburse Executive's reasonable out-of-pocket expenses in connection with such cooperation.

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SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the date last signed below. This Agreement shall become operative only upon the Effective Date.

CLEARONE, INC.		EXECUTIVE
(to be renamed Cortigent, Inc. at Closing)

By:	/s/Eric Robinson	Signature	/s/Simon Brewer
Name:	Eric Robinson	Name:	Simon Brewer
Title:	Chairman
Date:	31/07/2026	Date:	31/07/2026

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EXHIBIT A

PRIOR INVENTIONS DISCLOSURE

Pursuant to Section 7(e) of the Executive Employment Agreement between ClearOne, Inc. (to be renamed Cortigent, Inc.) and Simon Brewer (the "Agreement"), Executive hereby discloses the following Prior Inventions that are excluded from the assignment obligations of Section 7(a):

[If none, write "None" below; if any, describe each Prior Invention with sufficient detail to identify it, but do not include confidential details of a prior employer's information]

Prior Inventions:	None

☐    None

Signature	/s/Simon Brewer	Date	31/07/2026
Name:	Simon Brewer

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